UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 31, 2007
TransCommunity Financial Corporation
(Exact name of registrant as specified in its charter)
Virginia	000-33355	54-2032355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4235 INNSLAKE DR - GLEN ALLEN, VA 23060
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  (804) 934-9999

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 31, 2007, TransCommunity Financial Corporation (the "Company") entered into a Change in Control Agreement dated January 31, 2007 (the "Agreement") with Bruce B. Nolte, President and Chief Executive Officer of the Company.

Under the terms of the Agreement, the Company will owe Mr. Nolte severance pay in the event that (i) a "Change in Control" (as defined in the Agreement) of the Company occurs during his employment with the Company or one of its wholly-owned subsidiaries and (ii) within the period beginning on the date of the closing of Change in Control and ending one year thereafter, Mr. Nolte's employment with the Company is terminated by the Company without "Cause" or by Mr. Nolte for "Good Reason" (as those terms are defined in the Agreement).

The severance pay that the Company will pay under the Agreement will equal two times the sum of (i) Mr. Nolte's annual base salary in effect on the date of his termination of employment or the date of the Change in Control, whichever is greater, and (ii) the amount of bonus, if any, paid to Mr. Nolte during the calendar year preceding the calendar year in which the Change in Control occurs.

The Agreement also provides for the continuation of payment of premiums due under the long-term care insurance policy purchased for Mr. Nolte until all such payment are satisfied and for the vesting of all outstanding options, stock awards and other equity compensation held by Mr. Nolte under the Company's equity compensation plan.

The severance pay is subject to reduction to the extent that it constitutes an "excess parachute payment" under the Internal Revenue Code of 1986, as amended.

The full text of the form of the Agreement is attached as Exhibit 10.1 to this report and is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)

On February 1, 2007, Bradley A. Claeys resigned from the Board of Directors of the Company effective immediately.

Mr. Claeys had been a director of the Company
since June 2006.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits.

Exhibits
EX-10.1	Change in Control Agreement dated January 31, 2007 between TransCommunity Financial Corporation and Bruce B. Nolte

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2007	By:	/s/ Bruce B. Nolte
Bruce B. Nolte President & Chief Executive Officer